FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) dated as of April 16, 2020, is by and among FORWARD AIR CORPORATION, a Tennessee corporation, FORWARD AIR, INC., a Tennessee corporation (collectively, the “Borrowers”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, credit facilities have been extended to the Borrowers pursuant to that certain Credit Agreement, dated as of September 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent; and

WHEREAS, the Borrowers have requested an increase in the Commitments pursuant to Section 2.01(b) of the Credit Agreement in an amount of $75,000,000 (the “Increased Commitments”) and certain other modifications to the Credit Agreement, and the Lenders have agreed to provide the Increased Commitments and have agreed to such other modifications on the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.    Increase in Commitments. Subject to the terms and conditions provided herein, the Commitments are hereby increased in the amount of $75,000,000 pursuant to Section 2.01(b) of the Credit Agreement. The Increased Commitments shall be subject to all of the terms and conditions applicable to the existing Commitments. The amount of each Lender’s Increased Commitment is set forth on Addendum I attached hereto.

3.    Amendments to the Credit Agreement. The Credit Agreement is amended as follows:

3.1    The following definitions are added to Section 1.01 in the appropriate alphabetical order:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.22.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Replacement Rate” has the meaning specified in Section 3.03(d).

“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 3.03(d).
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(g).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.22.
“Supported QFC” has the meaning specified in Section 11.22.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

3.2    In the definition of “Aggregate Revolving Commitments” in Section 1.01, the second sentence is amended in its entirety to read as follows:

The amount of the Aggregate Revolving Commitments in effect on the effective date of the First Amendment to this Agreement is TWO HUNDRED TWENTY-FIVE MILLION DOLLARS ($225,000,000).

3.3    The pricing grid in the definition of “Applicable Rate” in Section 1.01 is amended in its entirety to read as follows:

Pricing Tier	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans	Commitment Fee
1	< 1.75:1.0	2.250%	0.250%	0.375%
2	≥ 1.75:1.0 but < 2.00:1.0	2.500%	0.500%	0.400%
3	> 2.00:1.0	2.750%	0.750%	0.425%

3.4    The definition of “Arrangers” is amended in its entirety to read as follows:

“Arrangers” means BofA Securities, Inc. (or any of its designated affiliates) and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint bookrunner.

3.5    The definition of “Base Rate” is amended in its entirety to read as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.0%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.0%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than three percent (3.00%), such rate shall be deemed three percent (3.00%) for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

3.6    The definition of “Eurodollar Rate” is amended in its entirety to read as follows:

“Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that, if the Eurodollar Rate shall be less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement.
3.7.    The definition of “Federal Funds Rate” is amended in its entirety to read as follows:

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.8    In the definition of “Revolving Commitment” in Section 1.01, the reference to “Section 2.01(c)” is amended to read “Section 2.01(b)”.

3.9    In Section 1.02 a new clause (d) is inserted to read as follows:

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to the division of or by a limited liability company under applicable law, or an allocation of assets to a series of a limited liability company pursuant to such division (or the unwinding of such division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any such division of a limited liability company shall constitute a separate Person hereunder (and each such division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

3.10    The last sentence in Section 1.05 is amended in its entirety to read as follows:

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

3.11    Section 3.03 of the Credit Agreement is amended in its entirety to read as follows:

3.03     Inability to Determine Rates.

(a)If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (1) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (2) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify each Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 3.03, (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and each Borrower written notice thereof.

(c)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Sections 3.03(a) and (b) above, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to each Borrower) that the Borrowers or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:
(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement solely for purpose of replacing LIBOR in accordance with this Section 3.03(c) with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
(d)If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify each Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (ii)) in the amount specified therein.

(e)Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f)In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(g)For purposes hereof:
(i)“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrowers, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrowers, determines is reasonably necessary in connection with the administration of this Agreement);

(ii)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement;

(iii)“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website and that has been selected or recommended by the Relevant Governmental Body;

(iv)“SOFR-Based Rate” means SOFR or Term SOFR; and

(v)“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body ,in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

3.12    Article VI is amended to add new Sections 6.23 and 6.24 immediately following Section 6.22 to read as follows:

6.23    Covered Entities.

No Loan Party is a Covered Entity.

6.24    Beneficial Ownership Certification.
To the knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification delivered to any Lender in connection with this Agreement on or prior to the effective date of the First Amendment to this Agreement, if applicable, is true and correct in all respects.
3.13    Section 7.03 is amended to renumber the existing clause (d) as clause (e) and to insert a new clause (d) to read as follows:

(d)    to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any change in the information provided in the Beneficial Ownership Certification delivered to any Lender pursuant to this Agreement, if any, in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification (accompanied by an updated Beneficial Ownership Certification); and

3.14    Section 11.01 is amended to delete the word “and” after clause (v) following the “provided, however, that notwithstanding anything to the contrary herein,”, replace the “.” at the end of clause (vi) with a “,” and to add a new clause (vii) immediately following clause (vi) thereof to read as follows:

(vii) this Agreement may be amended by the Borrowers and the Administrative Agent to replace LIBOR with a LIBOR Successor Rate and to make such other changes to this Agreement in connection therewith, in each case pursuant to, and in accordance with, the procedures set forth in Section 3.03(c).

3.15    Article XI is amended to add a new Section 11.22 immediately following Section 11.21 to read as follows:

Section 11.22    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

4.    Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of each of the following conditions precedent in each case in a manner reasonably satisfactory to the Administrative Agent:

(a)    Amendment. Receipt by the Administrative Agent of executed counterparts of this Amendment duly executed by the appropriate parties thereto.

(b)    Certified Resolutions. Receipt by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, of a certificate of each Loan Party, dated as of the date hereof, signed by a

Responsible Officer of such Loan Party, certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving this Amendment and the transactions contemplated hereby.

(c)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender, dated as of the date hereof.

(d)    Pro Forma Compliance Certificate. The Borrowers shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that after giving effect to this Amendment and the transactions contemplated herein, including the incurrence of the Increased Commitments, on a Pro Forma Basis, the Loan Parties will be in compliance with the financial covenants set forth in Section 8.11 of the Credit Agreement, recomputed as of the end of the Applicable Period.

(e)    Expenses. The Borrowers shall have paid all accrued reasonable and documented expenses required to be paid on or before the date hereof pursuant to the Credit Agreement, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent to the extent invoiced and provided to the Parent Borrower prior to the date of this Amendment.

5.    Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

6.    Representations and Warranties; No Default. The Loan Parties represent and warrant to the Administrative Agent that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any report, certificate or similar document executed and delivered by the Borrowers or any other Loan Party and furnished at any time under or in connection with this Amendment or the Credit Agreement, or furnished pursuant to Article II, Article V or Sections 7.01, 7.02 or 7.03 of the Credit Agreement, are true and correct in all material respects on and as of the effective date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (b) no Default or Event of Default exists on the effective date of this Amendment or would exist immediately after giving effect to this Amendment.

7.    Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge each Loan Party’s obligations under the Loan Documents.

8.    No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

9.    Counterparts/Facsimile. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Amendment.

10.    Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

BORROWERS:	FORWARD AIR CORPORATION, a Tennessee corporation

By: /s/ Michael J. Morris
Name:    Michael J. Morris
Title:    Chief Financial Officer

FORWARD AIR, INC., a Tennessee corporation

By: /s/ Michael J. Morris
Name:    Michael J. Morris
Title:    Chief Financial Officer

GUARANTORS:    FAF, INC., a Tennessee corporation
FORWARD AIR SOLUTIONS, INC., a Tennessee corporation
FORWARD AIR TECHNOLOGY AND LOGISTICS SERVICES, INC.,
a Tennessee corporation
TQI HOLDINGS, INC., a Delaware corporation
FORWARD AIR LOGISTICS SERVICES, INC., a Michigan corporation
TQI INC., a Michigan corporation
CENTRAL STATES TRUCKING CO., a Delaware corporation
CENTRAL STATES LOGISTICS, INC., an Illinois corporation
FACSBI, LLC, a Delaware limited liability company
Towne Holdings, LLC, a Delaware limited liability company
TAF, LLC, an Indiana limited liability company
Towne Air Freight, LLC, an Indiana limited liability company
FORWARD AIR SERVICES, LLC, a Delaware limited liability company
FORWARD AIR FINAL MILE, LLC, a Tennessee limited liability company
FFM, LLC, a Tennessee limited liability company

By: /s/ Michael J. Morris
Name:    Michael J. Morris
Title:    Chief Financial Officer

FORWARD AIR ROYALTY, LLC, a Delaware limited liability company

By: /s/ Matthew J. Jewell
Name:    Matthew J. Jewell
Title:    President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

By:     /s/ Charlene Wright-Jones
Name:    Charlene Wright-Jones
Title:     Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:     /s/ John M. Hall
Name:    John M. Hall
Title:    Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:     /s/Eric M. Herm
Name:    Eric M. Herm
Title:    Assistant Vice President

Addendum I
Increased Commitments

Lender	Increased Commitment
Bank of America, N.A.	$37,500,000.00
U.S. Bank National Association	$37,500,000.00
Total:	$75,000,000.00